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Equity Residential

Second Quarter 2020

Earnings Release & Supplemental Information

Investor Relations Contact:

Mr. Marty McKenna

investorrelations@eqr.com

(312) 474-1300

Two North Riverside Plaza

Chicago, IL 60606

FEATURED PROPERTIES (top to bottom):

2201 Pershing – Arlington, VA | LEED Silver

Venn at Main – Bellevue, WA | LEED Silver

Second Quarter 2020 Results

Corporate Headquarters:
Two North Riverside Plaza
Chicago, IL 60606
(312) 474-1300

Information included in this supplemental package is unaudited.

NEWS RELEASE - FOR IMMEDIATE RELEASE

July 28, 2020

Equity Residential Reports Second Quarter 2020 Results

Chicago, IL – July 28, 2020 - Equity Residential (NYSE: EQR) today reported results for the quarter and six months ended June 30, 2020.

Second Quarter 2020 Results

All per share results are reported as available to common shares/units on a diluted basis.

	Quarter Ended June 30,
	2020	2019	$ Change	% Change
Earnings Per Share (EPS)	$0.70	$0.83	$(0.13)	(15.7%)
Funds from Operations (FFO) per share	$0.86	$0.80	$0.06	7.5%
Normalized FFO per share	$0.86	$0.86	$—	—

	Six Months Ended June 30,
	2020	2019	$ Change	% Change
Earnings Per Share (EPS)	$1.53	$1.11	$0.42	37.8%
Funds from Operations (FFO) per share	$1.72	$1.61	$0.11	6.8%
Normalized FFO per share	$1.72	$1.67	$0.05	3.0%

“These challenging times have brought out the best in the Equity Residential team as we serve our fellow employees, residents and communities.  We could not be prouder or more grateful,” said Mark J. Parrell, Equity Residential’s President and CEO. “We see good demand for our apartments, both urban and suburban, but with increased customer price sensitivity, especially in the urban cores of New York, San Francisco and Boston.  Looking forward, we believe the rate of improvement in our business will be dictated by how effectively the virus can be controlled and more normal economic activity restored.  In the meantime, our strong balance sheet, state of the art operating platform and opportunistic mindset leaves us well positioned to weather the storm and to take advantage should conditions allow.”

Highlights

●	The Company experienced a recovery in demand by late May 2020. Initial leads, Traffic and applications continue to be in-line with the same time last year;
●	During the second quarter of 2020, the Company collected on average 97% of its total monthly Residential rental income. July 2020 collections continue to trend on a similar pace to prior months;
●	Strong expense control, along with continued enhancements in our operating platform, led to a decline in same store expenses for the second quarter;
●	Resident retention was the highest for the second quarter in the Company’s history;
●	The Company sold two properties, totaling 655 apartment units, during the second quarter of 2020 for an aggregate sales price of approximately $384.2 million; and

●

The Company successfully implemented changes to its leasing and service operations as well as the physical layout of its properties as part of its commitment to health and safety. The Company remains focused on further enhancing its existing health and safety standards during the pandemic.

COVID-19

The Company continues to support its residents and employees during the COVID-19 pandemic. The Company is utilizing technology to allow our property teams to interact remotely with current and prospective residents, including a touchless new leasing process and a service process designed to limit contact. We also continue to provide additional paid leave for employees impacted by the pandemic and paid special bonuses to certain on-site employees during the second quarter of 2020 in recognition of their significant efforts.  Among other resident support efforts, we have an extensive outreach process for residents financially impacted by the pandemic and have created payment plans to assist them.

Results Per Share

The change in EPS for the quarter ended June 30, 2020 compared to the same period of 2019 is due primarily to lower property sale gains in the second quarter of 2020, the various adjustment items listed on page 25 of this release and the items described below.  The change in EPS for the six months ended June 30, 2020 compared to the same period of 2019 is due primarily to higher property sale gains in the first six months of 2020, the various adjustment items listed on page 25 of this release and the items described below.

The per share changes in FFO for both the quarter and six months ended June 30, 2020 compared to the same periods of 2019, are due primarily to the various adjustment items listed on page 25 of this release and the items described below.

The per share changes in Normalized FFO are due primarily to:

	Positive/(Negative) Impact
	Second Quarter 2020 vs. Second Quarter 2019	June YTD 2020 vs. June YTD 2019
Same Store Net Operating Income (NOI)	$(0.04)	$(0.01)
Lease-Up NOI	0.01	0.01
2020 and 2019 transaction activity impact on NOI, net	(0.01)	(0.01)
Interest expense	0.03	0.06
Other items	0.01	—
Net	$—	$0.05

The Company has a glossary of defined terms and related reconciliations of Non-GAAP financial measures on pages 26 through 31 of this release. Reconciliations and definitions of FFO and Normalized FFO are provided on pages 6, 28 and 29 of this release.

Same Store Results

The Company has provided a breakout of Residential and Non-Residential same store results on pages 10 and 11 of this release with definitions that can be found on page 30 of this release.  Non-Residential operations historically have accounted for approximately 4.0% of total revenues.  The table below reflects same store Residential only results for the second quarter 2020 to second quarter 2019 comparison, which includes 74,843 apartment units, as well as for the six months ended June 30, 2020 to six months ended June 30, 2019 comparison, which includes 74,264 apartment units. The Company’s Physical Occupancy was 94.9% compared to 96.5% for the second quarter of 2020 and 2019, respectively, and 95.7% compared to 96.4% for the first six months of 2020 and 2019, respectively.

	Second Quarter 2020 vs. Second Quarter 2019	June YTD 2020 vs. June YTD 2019
Revenues	(0.9%)	1.0%
Expenses	(0.1%)	1.1%
NOI	(1.2%)	0.9%

Preliminary July 2020 Residential Same Store Operating Statistics

The following table includes select statistics for the month of July 2020 as well as the second quarter of 2020.

	July 2020	Second Quarter 2020
New Lease Change	(8.3%)	(7.0%)
Renewal Rate Achieved	(0.9%)	0.7%
Blended Rate (1)	(4.5%)	(2.7%)
Physical Occupancy	95.0%	94.9%

(1)

Blended Rate after applying the effect of new move-in and renewal concessions is approximately (5.5%) and (3.5%) for July 2020 and the second quarter of 2020, respectively, driven by higher usage in the urban cores of New York, San Francisco and Boston.

The July 2020 results listed above are approximately equal to the Company's June 2020 results for New Lease Change, Renewal Rate Achieved and Blended Rate.  Concession use is higher in July 2020 than in June 2020.

Investment Activity

The Company sold two apartment properties, consisting of 655 apartment units, during the second quarter of 2020 for an aggregate sales price of approximately $384.2 million at a weighted average Disposition Yield of 4.4%, generating an Unlevered IRR of 8.4%. The properties are located in the San Francisco Bay area and the Washington, D.C. area and were placed under contract prior to March 1, 2020.  During the first six months of 2020, the Company sold five properties, consisting of 1,552 apartment units, for an aggregate sales price of approximately $754.4 million at a weighted average Disposition Yield of 4.7%, generating an Unlevered IRR of 10.8%.  The Company did not acquire any apartment properties during the first six months of 2020.

Capital Markets Activity

On April 30, 2020, the Company closed on a $495.0 million secured loan.  The loan has a ten-year term, is interest only, and carries a fixed interest rate of 2.60%.  Proceeds from the loan were used to pay off outstanding balances under the Company’s revolving line of credit and commercial paper program. As of July 28, 2020, the Company had no outstanding balances under its revolving credit facility or commercial paper program and approximately $2.4 billion in available liquidity.

Third Quarter 2020 Earnings and Conference Call

Equity Residential expects to announce its third quarter 2020 results on Tuesday, October 27, 2020 and host a conference call to discuss those results at 10:00 a.m. CT on Wednesday, October 28, 2020.

About Equity Residential

Equity Residential is committed to creating communities where people thrive.  The Company, a member of the S&P 500, is focused on the acquisition, development and management of rental apartment properties located in urban and high-density suburban communities where today’s renters want to live, work and play.  Equity Residential owns or has investments in 304 properties consisting of 78,410 apartment units, located in Boston, New York, Washington, D.C., Seattle, San Francisco, Southern California and Denver.  For more information on Equity Residential, please visit our website at www.equityapartments.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements and information within the meaning of the federal securities laws.  These statements are based on current expectations, estimates, projections and assumptions made by management.  While Equity Residential’s management believes the assumptions underlying its forward-looking statements are reasonable, such information is inherently subject to uncertainties and may involve certain risks, including, without limitation, changes in general market conditions, including the rate of job growth and cost of labor and construction material, the level of new multifamily construction and development, competition and local government regulation.  In addition, these forward-looking statements are subject to risks related to the COVID-19 pandemic, many of which are unknown, including the duration and severity of the pandemic, the extent of the adverse health impact on the general population and on our residents, customers and employees in particular, its impact on the employment rate and the economy and the corresponding impact on our residents’ and tenants’ ability to pay their rent on time or at all, the extent and impact of governmental responses and the impact of operational changes we have implemented and may implement in response to the pandemic. Other risks and uncertainties are described under the heading “Risk Factors” in our Annual Report on Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission (SEC) and available on our website, www.equityapartments.com. Many of these uncertainties and risks are difficult to predict and beyond management’s control.  Forward-looking statements are not guarantees of future performance, results or events.  Equity Residential assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

A live web cast of the Company’s conference call discussing these results will take place tomorrow, Wednesday, July 29, 2020 at 10:00 a.m. CT.  Please visit the Investor section of the Company’s web site at www.equityapartments.com for the link.  A replay of the web cast will be available for two weeks at this site.

Equity Residential

Consolidated Statements of Operations

(Amounts in thousands except per share data)

(Unaudited)

	Six Months Ended June 30,		Quarter Ended June 30,
	2020	2019	2020	2019
REVENUES
Rental income	$1,335,837	$1,331,676	$653,532	$669,374

EXPENSES
Property and maintenance	220,268	223,531	104,452	108,461
Real estate taxes and insurance	192,770	182,888	95,038	91,446
Property management	51,317	50,765	23,608	24,369
General and administrative	26,353	29,710	11,835	14,329
Depreciation	418,398	404,723	205,976	200,508
Total expenses	909,106	891,617	440,909	439,113

Net gain (loss) on sales of real estate properties	352,243	138,835	144,266	138,856

Operating income	778,974	578,894	356,889	369,117

Interest and other income	3,471	1,925	1,511	1,152
Other expenses	(4,227)	(8,392)	(1,694)	(5,117)
Interest:
Expense incurred, net	(167,475)	(203,840)	(81,885)	(108,902)
Amortization of deferred financing costs	(4,152)	(5,783)	(2,111)	(3,647)
Income before income and other taxes, income (loss) from investments in unconsolidated entities and net gain (loss) on sales of land parcels	606,591	362,804	272,710	252,603
Income and other tax (expense) benefit	(240)	(484)	(187)	(246)
Income (loss) from investments in unconsolidated entities	(2,199)	68,058	(1,042)	68,765
Net gain (loss) on sales of land parcels	—	178	—	177
Net income	604,152	430,556	271,481	321,299
Net (income) loss attributable to Noncontrolling Interests:
Operating Partnership	(21,248)	(15,429)	(9,713)	(11,510)
Partially Owned Properties	(13,410)	(1,620)	(880)	(821)
Net income attributable to controlling interests	569,494	413,507	260,888	308,968
Preferred distributions	(1,545)	(1,545)	(772)	(772)
Net income available to Common Shares	$567,949	$411,962	$260,116	$308,196

Earnings per share – basic:
Net income available to Common Shares	$1.53	$1.11	$0.70	$0.83
Weighted average Common Shares outstanding	371,689	369,952	371,795	370,342

Earnings per share – diluted:
Net income available to Common Shares	$1.53	$1.11	$0.70	$0.83
Weighted average Common Shares outstanding	386,272	385,644	385,913	386,107

Distributions declared per Common Share outstanding	$1.205	$1.135	$0.6025	$0.5675

Equity Residential

Consolidated Statements of Funds From Operations and Normalized Funds From Operations

(Amounts in thousands except per share data)

(Unaudited)

	Six Months Ended June 30,		Quarter Ended June 30,
	2020	2019	2020	2019
Net income	$604,152	$430,556	$271,481	$321,299
Net (income) loss attributable to Noncontrolling Interests – Partially Owned Properties	(13,410)	(1,620)	(880)	(821)
Preferred distributions	(1,545)	(1,545)	(772)	(772)
Net income available to Common Shares and Units	589,197	427,391	269,829	319,706

Adjustments:
Depreciation	418,398	404,723	205,976	200,508
Depreciation – Non-real estate additions	(2,307)	(2,303)	(1,020)	(1,121)
Depreciation – Partially Owned Properties	(1,686)	(1,802)	(830)	(899)
Depreciation – Unconsolidated Properties	1,224	1,772	611	850
Net (gain) loss on sales of unconsolidated entities - operating assets	—	(69,522)	—	(69,522)
Net (gain) loss on sales of real estate properties	(352,243)	(138,835)	(144,266)	(138,856)
Noncontrolling Interests share of gain (loss) on sales of real estate properties	11,655	—	—	—
FFO available to Common Shares and Units	664,238	621,424	330,300	310,666

Adjustments (see note for additional detail):
Impairment – non-operating assets	—	—	—	—
Write-off of pursuit costs	3,278	2,987	1,651	1,539
Debt extinguishment and preferred share redemption (gains) losses	32	16,647	32	16,647
Non-operating asset (gains) losses	670	252	229	23
Other miscellaneous items	(2,310)	4,418	(1,392)	2,843
Normalized FFO available to Common Shares and Units	$665,908	$645,728	$330,820	$331,718

FFO	$665,783	$622,969	$331,072	$311,438
Preferred distributions	(1,545)	(1,545)	(772)	(772)
FFO available to Common Shares and Units	$664,238	$621,424	$330,300	$310,666
FFO per share and Unit – basic	$1.73	$1.62	$0.86	$0.81
FFO per share and Unit – diluted	$1.72	$1.61	$0.86	$0.80

Normalized FFO	$667,453	$647,273	$331,592	$332,490
Preferred distributions	(1,545)	(1,545)	(772)	(772)
Normalized FFO available to Common Shares and Units	$665,908	$645,728	$330,820	$331,718
Normalized FFO per share and Unit – basic	$1.73	$1.69	$0.86	$0.87
Normalized FFO per share and Unit – diluted	$1.72	$1.67	$0.86	$0.86

Weighted average Common Shares and Units outstanding – basic	384,702	382,854	384,818	383,227
Weighted average Common Shares and Units outstanding – diluted	386,272	385,644	385,913	386,107

Note: See Adjustments from FFO to Normalized FFO for additional detail regarding the adjustments from FFO to Normalized FFO. See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

Equity Residential

Consolidated Balance Sheets

(Amounts in thousands except for share amounts)

(Unaudited)

	June 30,	December 31,
	2020	2019
ASSETS
Land	$5,789,307	$5,936,188
Depreciable property	20,997,903	21,319,101
Projects under development	274,825	181,630
Land held for development	102,361	96,688
Investment in real estate	27,164,396	27,533,607
Accumulated depreciation	(7,537,713)	(7,276,786)
Investment in real estate, net	19,626,683	20,256,821
Investments in unconsolidated entities	55,310	52,238
Cash and cash equivalents	187,416	45,753
Restricted deposits	58,117	71,246
Right-of-use assets	505,077	512,774
Other assets	282,348	233,937
Total assets	$20,714,951	$21,172,769

LIABILITIES AND EQUITY
Liabilities:
Mortgage notes payable, net	$2,340,757	$1,941,610
Notes, net	6,081,102	6,077,513
Line of credit and commercial paper	—	1,017,833
Accounts payable and accrued expenses	109,776	94,350
Accrued interest payable	67,589	66,852
Lease liabilities	330,135	331,334
Other liabilities	315,208	346,963
Security deposits	64,005	70,062
Distributions payable	232,208	218,326
Total liabilities	9,540,780	10,164,843

Commitments and contingencies

Redeemable Noncontrolling Interests – Operating Partnership	336,695	463,400
Equity:
Shareholders’ equity:
Preferred Shares of beneficial interest, $0.01 par value; 100,000,000 shares authorized; 745,600 shares issued and outstanding as of June 30, 2020 and December 31, 2019	37,280	37,280
Common Shares of beneficial interest, $0.01 par value; 1,000,000,000 shares authorized; 372,209,012 shares issued and outstanding as of June 30, 2020 and 371,670,884 shares issued and outstanding as of December 31, 2019	3,722	3,717
Paid in capital	9,118,332	8,965,577
Retained earnings	1,505,694	1,386,495
Accumulated other comprehensive income (loss)	(67,355)	(77,563)
Total shareholders’ equity	10,597,673	10,315,506
Noncontrolling Interests:
Operating Partnership	235,169	227,837
Partially Owned Properties	4,634	1,183
Total Noncontrolling Interests	239,803	229,020
Total equity	10,837,476	10,544,526
Total liabilities and equity	$20,714,951	$21,172,769

Equity Residential Portfolio Summary As of June 30, 2020

			% of Stabilized	Average
		Apartment	Budgeted	Rental
Markets/Metro Areas	Properties	Units	NOI	Rate

Los Angeles	72	16,603	19.1%	$2,590
Orange County	13	4,028	4.4%	2,263
San Diego	12	3,385	3.8%	2,426
Subtotal – Southern California	97	24,016	27.3%	2,511

San Francisco	48	12,707	19.8%	3,320
Washington DC	47	14,731	15.8%	2,458
New York	37	9,606	14.6%	3,909
Seattle	45	9,296	10.9%	2,466
Boston	25	6,430	10.1%	3,173
Denver	5	1,624	1.5%	2,048

Total	304	78,410	100.0%	$2,841

	Properties	Apartment Units

Wholly Owned Properties	287	74,849
Master-Leased Properties – Consolidated	1	162
Partially Owned Properties – Consolidated	16	3,399

	304	78,410

Note:  Projects under development are not included in the Portfolio Summary until construction has been completed.

2nd Quarter 2020 Earnings Release	8

Equity Residential

Portfolio Rollforward Q2 2020

($ in thousands)

		Properties	Apartment Units	Sales Price	Disposition Yield

	3/31/2020	306	79,065

Dispositions:
Consolidated Rental Properties		(2)	(655)	$(384,161)	(4.4%)

	6/30/2020	304	78,410

Portfolio Rollforward 2020

($ in thousands)

		Properties	Apartment Units	Sales Price	Disposition Yield

	12/31/2019	309	79,962

Dispositions:
Consolidated Rental Properties		(5)	(1,552)	$(754,361)	(4.7%)

	6/30/2020	304	78,410

2nd Quarter 2020 Earnings Release	9

Equity Residential

Second Quarter 2020 vs. Second Quarter 2019

Same Store Results/Statistics Including 74,843 Same Store Apartment Units

$ in thousands (except for Average Rental Rate)

Second Quarter 2020								Second Quarter 2019
	Residential	% Change	Non- Residential		% Change	Total	% Change		Residential	Non- Residential	Total

Revenues	$608,739	(0.9%)	$14,536	(1)	(39.1%)	$623,275	(2.3%)	Revenues	$614,049	$23,866	$637,915
Expenses	$184,824	(0.1%)	$5,197		(1.0%)	$190,021	(0.1%)	Expenses	$185,025	$5,252	$190,277
NOI	$423,915	(1.2%)	$9,339		(49.8%)	$433,254	(3.2%)	NOI	$429,024	$18,614	$447,638

Average Rental Rate	$2,860	0.8%						Average Rental Rate	$2,836
Physical Occupancy	94.9%	(1.6%)						Physical Occupancy	96.5%
Turnover	11.8%	(1.3%)						Turnover	13.1%

Second Quarter 2020 vs. First Quarter 2020

Same Store Results/Statistics Including 77,809 Same Store Apartment Units

$ in thousands (except for Average Rental Rate)

Second Quarter 2020								First Quarter 2020
	Residential	% Change	Non- Residential		% Change	Total	% Change		Residential	Non- Residential	Total

Revenues	$629,340	(2.4%)	$14,766	(1)	(37.1%)	$644,106	(3.6%)	Revenues	$644,487	$23,487	$667,974
Expenses	$191,372	(4.5%)	$5,271		(11.1%)	$196,643	(4.7%)	Expenses	$200,347	$5,932	$206,279
NOI	$437,968	(1.4%)	$9,495		(45.9%)	$447,463	(3.1%)	NOI	$444,140	$17,555	$461,695

Average Rental Rate	$2,845	(0.7%)						Average Rental Rate	$2,866
Physical Occupancy	94.8%	(1.6%)						Physical Occupancy	96.4%
Turnover	11.9%	2.1%						Turnover	9.8%

(1)

Non-Residential operations have been more significantly impacted by the COVID-19 pandemic than the Company’s core Residential business.  The decline in Non-Residential revenues is primarily driven by lower public parking income, deferral/abatement of rent and higher bad debt expense.

Note:  See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for reconciliations from operating income.

2nd Quarter 2020 Earnings Release	10

Equity Residential

June YTD 2020 vs. June YTD 2019

Same Store Results/Statistics Including 74,264 Same Store Apartment Units

$ in thousands (except for Average Rental Rate)

June YTD 2020								June YTD 2019
	Residential	% Change	Non- Residential		% Change	Total	% Change		Residential	Non- Residential	Total

Revenues	$1,223,361	1.0%	$37,464	(1)	(20.4%)	$1,260,825	0.2%	Revenues	$1,211,210	$47,051	$1,258,261
Expenses	$375,710	1.1%	$11,032		3.4%	$386,742	1.2%	Expenses	$371,517	$10,671	$382,188
NOI	$847,651	0.9%	$26,432		(27.3%)	$874,083	(0.2%)	NOI	$839,693	$36,380	$876,073

Average Rental Rate	$2,871	1.8%						Average Rental Rate	$2,821
Physical Occupancy	95.7%	(0.7%)						Physical Occupancy	96.4%
Turnover	21.4%	(1.9%)						Turnover	23.3%

(1)

Non-Residential operations have been more significantly impacted by the COVID-19 pandemic than the Company’s core Residential business.  The decline in Non-Residential revenues is primarily driven by lower public parking income, deferral/abatement of rent and higher bad debt expense.

Note:  See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for reconciliations from operating income.

Same Store Resident/Tenant Accounts Receivable Balances

Including 74,264 Same Store Apartment Units

$ in thousands

	Residential			Non-Residential
	June 30, 2020		March 31, 2020	June 30, 2020	March 31, 2020
Resident/tenant accounts receivable balances	$18,175		$5,358	$4,815	$2,270
Allowance for doubtful accounts	(6,518)		(1,850)	(2,416)	(1,532)
Net receivable balances	$11,657	(2)	$3,508	$2,399	$738

Straight-line receivable balances	$2,990		$1,633	$24,161	$26,154

(2)	The Company held Residential security deposits approximating 20% of the net receivable balance at June 30, 2020.

Note: See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for other definitions.

2nd Quarter 2020 Earnings Release	11

Equity Residential Second Quarter 2020 vs. Second Quarter 2019 Same Store Residential Results/Statistics by Market

						Increase (Decrease) from Prior Year's Quarter
Markets/Metro Areas	Apartment Units	Q2 2020 % of Actual NOI	Q2 2020 Average Rental Rate	Q2 2020 Weighted Average Physical Occupancy %	Q2 2020 Turnover	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover

Los Angeles	15,968	19.5%	$2,596	94.7%	11.9%	(1.9%)	(1.7%)	(1.9%)	(0.2%)	(1.6%)	(2.2%)
Orange County	4,028	4.8%	2,263	96.3%	9.8%	1.0%	(0.2%)	1.4%	1.2%	(0.1%)	(3.9%)
San Diego	3,385	4.2%	2,426	96.0%	11.8%	0.4%	1.8%	(0.1%)	1.2%	(0.7%)	(2.5%)
Subtotal – Southern California	23,381	28.5%	2,513	95.1%	11.5%	(1.1%)	(1.1%)	(1.1%)	0.1%	(1.3%)	(2.6%)

San Francisco	12,183	20.4%	3,324	94.9%	11.6%	(0.8%)	2.0%	(1.7%)	0.5%	(1.2%)	(1.7%)
Washington DC	13,711	16.1%	2,465	95.4%	11.3%	0.1%	(2.4%)	1.1%	1.5%	(1.4%)	(0.9%)
New York	9,606	14.1%	3,909	94.1%	11.5%	(2.7%)	1.0%	(5.4%)	0.4%	(3.0%)	1.2%
Seattle	8,616	10.2%	2,469	95.4%	11.6%	2.2%	3.1%	1.8%	3.4%	(1.2%)	(3.5%)
Boston	6,346	9.6%	3,174	93.5%	13.7%	(1.2%)	(2.8%)	(0.6%)	1.9%	(2.9%)	1.3%
Denver	1,000	1.1%	2,173	93.2%	17.1%	(3.7%)	(5.6%)	(2.9%)	(1.2%)	(2.4%)	0.9%

Total	74,843	100.0%	$2,860	94.9%	11.8%	(0.9%)	(0.1%)	(1.2%)	0.8%	(1.6%)	(1.3%)

Note: The above table reflects Residential same store results only, which historically account for approximately 96.0% of total revenues.

2nd Quarter 2020 Earnings Release	12

Equity Residential Second Quarter 2020 vs. First Quarter 2020 Same Store Residential Results/Statistics by Market

						Increase (Decrease) from Prior Quarter
Markets/Metro Areas	Apartment Units	Q2 2020 % of Actual NOI	Q2 2020 Average Rental Rate	Q2 2020 Weighted Average Physical Occupancy %	Q2 2020 Turnover	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover

Los Angeles	16,603	19.5%	$2,590	94.6%	12.1%	(3.1%)	(5.1%)	(2.3%)	(1.7%)	(1.3%)	0.8%
Orange County	4,028	4.7%	2,263	96.3%	9.8%	(1.4%)	(4.2%)	(0.5%)	(0.8%)	(0.5%)	0.8%
San Diego	3,385	4.0%	2,426	96.0%	11.8%	(1.4%)	(3.3%)	(0.8%)	(0.7%)	(0.8%)	(0.2%)
Subtotal – Southern California	24,016	28.2%	2,511	95.1%	11.6%	(2.6%)	(4.8%)	(1.8%)	(1.5%)	(1.1%)	0.6%

San Francisco	12,707	20.5%	3,320	94.8%	11.7%	(2.5%)	(3.5%)	(2.2%)	(0.6%)	(1.9%)	2.0%
Washington DC	14,569	16.5%	2,458	95.4%	11.3%	(0.6%)	(6.0%)	1.8%	0.3%	(0.8%)	2.7%
New York	9,606	13.6%	3,909	94.1%	11.5%	(3.5%)	(6.2%)	(1.3%)	(0.9%)	(2.6%)	4.3%
Seattle	8,941	10.3%	2,480	95.3%	11.7%	(1.9%)	3.4%	(3.8%)	(0.1%)	(1.8%)	0.6%
Boston	6,346	9.3%	3,174	93.5%	13.7%	(2.7%)	(5.7%)	(1.4%)	(0.2%)	(2.3%)	4.6%
Denver	1,624	1.6%	2,048	94.1%	17.1%	(1.8%)	(5.6%)	(0.3%)	(0.3%)	(1.4%)	2.7%

Total	77,809	100.0%	$2,845	94.8%	11.9%	(2.4%)	(4.5%)	(1.4%)	(0.7%)	(1.6%)	2.1%

Note: The above table reflects Residential same store results only, which historically account for approximately 96.0% of total revenues.

2nd Quarter 2020 Earnings Release	13

Equity Residential June YTD 2020 vs. June YTD 2019 Same Store Residential Results/Statistics by Market

						Increase (Decrease) from Prior Year
Markets/Metro Areas	Apartment Units	June YTD 20 % of Actual NOI	June YTD 20 Average Rental Rate	June YTD 20 Weighted Average Physical Occupancy %	June YTD 20 Turnover	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover

Los Angeles	15,968	19.7%	$2,615	95.3%	23.2%	0.1%	(0.3%)	0.2%	1.0%	(0.9%)	(2.6%)
Orange County	4,028	4.8%	2,272	96.6%	18.8%	2.2%	0.2%	2.8%	2.0%	0.2%	(5.4%)
San Diego	3,385	4.2%	2,435	96.4%	23.7%	1.9%	2.1%	1.9%	2.0%	0.0%	(2.7%)
Subtotal – Southern California	23,381	28.7%	2,529	95.7%	22.5%	0.7%	0.1%	0.9%	1.3%	(0.6%)	(3.1%)

San Francisco	12,183	20.7%	3,334	95.8%	21.1%	1.1%	2.9%	0.5%	1.7%	(0.6%)	(1.9%)
Washington DC	13,711	16.0%	2,463	95.9%	19.8%	1.3%	(0.1%)	1.9%	2.1%	(0.7%)	(0.8%)
New York	9,475	14.0%	3,930	95.4%	18.7%	(0.3%)	2.4%	(2.4%)	1.1%	(1.3%)	0.4%
Seattle	8,442	10.2%	2,469	96.3%	22.9%	3.8%	2.7%	4.2%	3.9%	(0.1%)	(5.1%)
Boston	6,346	9.7%	3,178	94.7%	22.7%	1.0%	(1.9%)	2.2%	2.6%	(1.4%)	1.2%
Denver	726	0.7%	2,133	94.5%	30.6%	(1.2%)	(0.3%)	(1.5%)	0.6%	(1.9%)	0.0%

Total	74,264	100.0%	$2,871	95.7%	21.4%	1.0%	1.1%	0.9%	1.8%	(0.7%)	(1.9%)

Note: The above table reflects Residential same store results only, which historically account for approximately 96.0% of total revenues.

2nd Quarter 2020 Earnings Release	14

Equity Residential Same Store Residential Lease Pricing Statistics For 74,264 Same Store Apartment Units

	New Lease Change (1)		Renewal Rate Achieved (1)		Blended Rate (1)
Markets/Metro Areas	Q2 2020	Q2 2019	Q2 2020	Q2 2019	Q2 2020		Q2 2019

Los Angeles	(6.7%)	0.4%	0.4%	5.2%	(3.0%)		2.7%
Orange County	(5.1%)	1.8%	0.9%	6.0%	(1.5%)		4.0%
San Diego	(3.5%)	3.4%	0.1%	6.0%	(1.5%)		4.6%
Subtotal – Southern California	(6.0%)	1.1%	0.5%	5.4%	(2.6%)		3.1%

San Francisco	(9.6%)	4.5%	(0.5%)	5.6%	(4.6%)		5.1%
Washington DC	(5.3%)	2.5%	1.2%	4.5%	(1.6%)		3.5%
New York	(8.0%)	0.7%	1.2%	4.0%	(2.0%)		2.7%
Seattle	(3.4%)	2.9%	0.7%	5.6%	(0.8%)		4.3%
Boston	(9.6%)	3.1%	1.4%	5.3%	(3.9%)		4.2%
Denver	(2.8%)	2.5%	1.1%	4.4%	(1.3%)		3.2%

Total	(7.0%)	2.3%	0.7%	5.0%	(2.7%)	(2)	3.7%

(1)	See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for definitions.

(2)

Blended Rate after applying the effect of new move-in and renewal concessions is approximately (3.5%) for Q2 2020, driven by higher usage in the urban cores of New York, San Francisco and Boston.  The effect of new move-in and renewal concessions in Q2 2019 was immaterial.

2nd Quarter 2020 Earnings Release	15

Equity Residential

Second Quarter 2020 vs. Second Quarter 2019

Total Same Store Operating Expenses Including 74,843 Same Store Apartment Units

$ in thousands

	Actual Q2 2020	Actual Q2 2019	$ Change (1)	% Change	% of Actual Q2 2020 Operating Expenses

Real estate taxes	$85,433	$82,534	$2,899	3.5%	45.0%
On-site payroll	39,861	40,827	(966)	(2.4%)	21.0%
Utilities	24,018	23,756	262	1.1%	12.6%
Repairs and maintenance	21,977	24,799	(2,822)	(11.4%)	11.6%
Insurance	6,125	5,209	916	17.6%	3.2%
Leasing and advertising	2,150	2,473	(323)	(13.1%)	1.1%
Other on-site operating expenses	10,457	10,679	(222)	(2.1%)	5.5%

Total Same Store Operating Expenses (2) (includes Residential and Non-Residential)	$190,021	$190,277	$(256)	(0.1%)	100.0%

June YTD 2020 vs. June YTD 2019

Total Same Store Operating Expenses Including 74,264 Same Store Apartment Units

$ in thousands

	Actual YTD 2020	Actual YTD 2019	$ Change (1)	% Change	% of Actual YTD 2020 Operating Expenses

Real estate taxes	$170,416	$164,075	$6,341	3.9%	44.1%
On-site payroll	81,249	81,757	(508)	(0.6%)	21.0%
Utilities	50,654	49,787	867	1.7%	13.1%
Repairs and maintenance	44,497	48,027	(3,530)	(7.4%)	11.5%
Insurance	12,187	10,365	1,822	17.6%	3.2%
Leasing and advertising	4,385	4,917	(532)	(10.8%)	1.1%
Other on-site operating expenses	23,354	23,260	94	0.4%	6.0%
		—
Total Same Store Operating Expenses (2) (includes Residential and Non-Residential)	$386,742	$382,188	$4,554	1.2%	100.0%

(1)	The quarter over quarter and YTD over YTD changes are due primarily to:

Real estate taxes – Higher rates and assessed values continue to drive real estate tax growth across most markets with a slight improvement from previous expectations caused by successful appeals activity and lower than expected rate growth in New York.

On-site payroll – Results better than expectations due to faster than anticipated progress in transition to enhanced operating platform, lower than expected employee benefit-related costs and less overtime, partially offset by one-time frontline worker bonuses.

Utilities – Growth lower than expected due to warmer winter weather and energy rate decreases.

Repairs and maintenance – Decrease primarily driven by deferral and cancellation of some projects as a result of COVID-19-related delays.

Insurance – Increase due to higher premiums on property insurance renewal caused by challenging conditions in the insurance market.

Leasing and advertising – Decrease greater than expectations due in part to suspension of resident activities.

(2)	See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.

2nd Quarter 2020 Earnings Release	16

Equity Residential

Debt Summary as of June 30, 2020

($ in thousands)

	Debt Balances (1)	% of Total	Weighted Average Rates (1)	Weighted Average Maturities (years)

Secured	$2,340,757	27.8%	3.51%	7.0
Unsecured	6,081,102	72.2%	3.85%	10.3

Total	$8,421,859	100.0%	3.77%	9.4
Fixed Rate Debt:
Secured – Conventional	$1,972,862	23.4%	3.94%	5.4
Unsecured – Public	6,081,102	72.2%	4.06%	10.3

Fixed Rate Debt	8,053,964	95.6%	4.03%	9.1

Floating Rate Debt:
Secured – Conventional	7,315	0.1%	3.35%	2.0
Secured – Tax Exempt	360,580	4.3%	1.49%	15.5
Unsecured – Revolving Credit Facility	—	—	1.47%	4.3
Unsecured – Commercial Paper Program (2)	—	—	1.81%	—

Floating Rate Debt	367,895	4.4%	1.68%	15.2

Total	$8,421,859	100.0%	3.77%	9.4

(1)	See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.
(2)	The weighted average amount outstanding for the six months ended June 30, 2020 was approximately $522.7 million.

Note: The Company capitalized interest of approximately $4.1 million and $2.7 million during the six months ended June 30, 2020 and 2019, respectively.  The Company capitalized interest of approximately $2.3 million and $1.5 million during the quarters ended June 30, 2020 and 2019, respectively.

2nd Quarter 2020 Earnings Release	17

Equity Residential

Debt Maturity Schedule as of June 30, 2020

($ in thousands)

Year	Fixed Rate	Floating Rate	Total	% of Total	Weighted Average Coupons on Fixed Rate Debt (1)	Weighted Average Coupons on Total Debt (1)

2020	$23,669	$—	$23,669	0.3%	4.75%	4.75%
2021	834,904	—	834,904	9.8%	4.63%	4.63%
2022	264,185	7,796	271,981	3.2%	3.25%	3.22%
2023	1,325,588	3,500	1,329,088	15.6%	3.74%	3.73%
2024	—	6,100	6,100	0.1%	N/A	0.15%
2025	450,000	8,200	458,200	5.4%	3.38%	3.32%
2026	592,025	9,000	601,025	7.0%	3.58%	3.53%
2027	400,000	9,800	409,800	4.8%	3.25%	3.18%
2028	900,000	42,380	942,380	11.1%	3.79%	3.62%
2029	888,120	11,500	899,620	10.6%	3.30%	3.26%
2030+	2,445,850	288,135	2,733,985	32.1%	3.56%	3.21%
Subtotal	8,124,341	386,411	8,510,752	100.0%	3.67%	3.51%
Deferred Financing Costs and Unamortized (Discount)	(70,377)	(18,516)	(88,893)	N/A	N/A	N/A

Total	$8,053,964	$367,895	$8,421,859	100.0%	3.67%	3.51%

(1)	See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.

2nd Quarter 2020 Earnings Release	18

Equity Residential

Selected Unsecured Public Debt Covenants

	June 30,	March 31,
	2020	2020
Debt to Adjusted Total Assets (not to exceed 60%)	31.8%	32.5%

Secured Debt to Adjusted Total Assets (not to exceed 40%)	9.7%	8.2%

Consolidated Income Available for Debt Service to Maximum Annual Service Charges (must be at least 1.5 to 1)	4.96	5.09

Total Unencumbered Assets to Unsecured Debt (must be at least 125%)	439.5%	408.3%

Note: These selected covenants represent the most restrictive financial covenants relating to ERP Operating Limited Partnership's ("ERPOP") outstanding public debt securities.  Equity Residential is the general partner of ERPOP.

Selected Credit Ratios

	June 30,	March 31,
	2020	2020
Total debt to Normalized EBITDAre	4.82x	4.91x

Net debt to Normalized EBITDAre	4.71x	4.86x

Unencumbered NOI as a % of total NOI	85.8%	87.2%

Note: See Normalized EBITDAre Reconciliations for detail.

2nd Quarter 2020 Earnings Release	19

Equity Residential

Capital Structure as of June 30, 2020

(Amounts in thousands except for share/unit and per share amounts)

Secured Debt			$2,340,757	27.8%
Unsecured Debt			6,081,102	72.2%

Total Debt			8,421,859	100.0%	27.0%

Common Shares (includes Restricted Shares)	372,209,012	96.4%
Units (includes OP Units and Restricted Units)	13,879,951	3.6%

Total Shares and Units	386,088,963	100.0%
Common Share Price at June 30, 2020	$58.82
			22,709,753	99.8%
Perpetual Preferred Equity (see below)			37,280	0.2%

Total Equity			22,747,033	100.0%	73.0%

Total Market Capitalization			$31,168,892		100.0%

Perpetual Preferred Equity as of June 30, 2020

(Amounts in thousands except for share and per share amounts)

Series	Call Date	Outstanding Shares	Liquidation Value	Annual Dividend Per Share	Annual Dividend Amount
Preferred Shares:
8.29% Series K	12/10/26	745,600	$37,280	$4.145	$3,091

2nd Quarter 2020 Earnings Release	20

Equity Residential Common Share and Unit Weighted Average Amounts Outstanding

	June YTD 2020	June YTD 2019	Q2 2020	Q2 2019

Weighted Average Amounts Outstanding for Net Income Purposes:
Common Shares - basic	371,688,567	369,952,087	371,795,049	370,342,189
Shares issuable from assumed conversion/vesting of:
- OP Units	13,013,343	12,902,350	13,022,786	12,885,175
- long-term compensation shares/units	1,570,149	2,789,234	1,095,436	2,879,255

Total Common Shares and Units - diluted	386,272,059	385,643,671	385,913,271	386,106,619

Weighted Average Amounts Outstanding for FFO and Normalized FFO Purposes:
Common Shares - basic	371,688,567	369,952,087	371,795,049	370,342,189
OP Units - basic	13,013,343	12,902,350	13,022,786	12,885,175

Total Common Shares and OP Units - basic	384,701,910	382,854,437	384,817,835	383,227,364
Shares issuable from assumed conversion/vesting of:
- long-term compensation shares/units	1,570,149	2,789,234	1,095,436	2,879,255

Total Common Shares and Units - diluted	386,272,059	385,643,671	385,913,271	386,106,619

Period Ending Amounts Outstanding:
Common Shares (includes Restricted Shares)	372,209,012	370,838,810
Units (includes OP Units and Restricted Units)	13,879,951	13,855,684

Total Shares and Units	386,088,963	384,694,494

2nd Quarter 2020 Earnings Release	21

Equity Residential Development and Lease-Up Projects as of June 30, 2020 (Amounts in thousands except for project and apartment unit amounts)

		No. of	Total Budgeted	Total Book	Total Book Value Not			Estimated/Actual (A)
Projects	Location	Apartment Units	Capital Cost	Value to Date	Placed in Service	Total Debt	Percentage Completed	Initial Occupancy	Completion Date	Stabilization Date	Percentage Leased	Percentage Occupied

Projects Under Development - Wholly Owned:
Alcott Apartments (fka West End Tower) (B)	Boston, MA	470	$409,749	$190,391	$190,391	$—	46%	Q2 2021	Q3 2021	Q1 2023	—	—
The Edge (fka 4885 Edgemoor Lane) (C)	Bethesda, MD	154	75,271	25,306	25,306	—	28%	Q3 2021	Q3 2021	Q3 2022	—	—

Projects Under Development - Wholly Owned		624	485,020	215,697	215,697	—

Projects Under Development - Partially Owned:
Aero Apartments (D)	Alameda, CA	200	117,794	59,128	59,128	7,315	41%	Q4 2020	Q2 2021	Q2 2022	—	—

Projects Under Development - Partially Owned		200	117,794	59,128	59,128	7,315

Projects Under Development		824	602,814	274,825	274,825	7,315

Projects Completed and Stabilized During the Quarter - Wholly Owned:
Lofts at Kendall Square II (fka 249 Third Street)	Cambridge, MA	84	47,447	46,789	—	—		Q3 2019	Q3 2019	Q2 2020	93%	88%
Chloe on Madison (fka 1401 E. Madison)	Seattle, WA	137	64,791	64,097	—	—		Q3 2019	Q3 2019	Q2 2020	99%	99%

Projects Completed and Stabilized During the Quarter - Wholly Owned		221	112,238	110,886	—	—

Total Development Projects		1,045	$715,052	$385,711	$274,825	$7,315

Land Held for Development		N/A	N/A	$102,361	$102,361	$—

NOI CONTRIBUTION FROM DEVELOPMENT PROJECTS							Total Budgeted Capital Cost	Q2 2020 NOI
Projects Under Development							$602,814	$—
Projects Completed and Stabilized During the Quarter							112,238	1,252
Total Development NOI Contribution							$715,052	$1,252

(A)

Estimated dates and Total Budgeted Capital Costs for projects under development currently remain unchanged from the Company’s first quarter 2020 Earnings Release.  The Company will reevaluate these dates and costs as the impact from the COVID-19 pandemic becomes clearer.

(B)	Alcott Apartments – Work at this project resumed on May 19, 2020 after a nine-week suspension due to the city of Boston’s COVID-19-related temporary construction moratorium.

(C)	The Edge – The land under this project is subject to a long-term ground lease. This project is adjacent to an existing apartment property owned by the Company.

(D)

Aero Apartments – This development project is owned 90% by the Company and 10% by a third party partner in a joint venture consolidated by the Company.  Construction is being partially funded with a construction loan that is non-recourse to the Company.  The joint venture partner has funded $4.6 million for its allocated share of the project equity and serves as the developer of the project.

2nd Quarter 2020 Earnings Release	22

Equity Residential Capital Expenditures to Real Estate For the Six Months Ended June 30, 2020 (Amounts in thousands except for apartment unit and per apartment unit amounts)

	Same Store Properties	Non-Same Store Properties/Other	Total	Same Store Avg. Per Apartment Unit

Total Apartment Units	74,264	4,146	78,410

Building Improvements	$29,657	$1,387	$31,044	$399

Renovation Expenditures (1)	15,022	6	15,028	202

Replacements	14,955	238	15,193	202

Capital Expenditures to Real Estate (2)	$59,634	$1,631	$61,265	$803

(1)	Renovation Expenditures on 658 same store apartment units for the six months ended June 30, 2020 approximated $22,830 per apartment unit renovated.

(2)	See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.

2nd Quarter 2020 Earnings Release	23

Equity Residential Normalized EBITDAre Reconciliations (Amounts in thousands)

	Trailing Twelve Months		2020		2019
	June 30, 2020	March 31, 2020	Q2	Q1	Q4	Q3	Q2
Net income	$1,183,304	$1,233,122	$271,481	$332,671	$301,306	$277,846	$321,299
Interest expense incurred, net	353,711	380,728	81,885	85,590	100,300	85,936	108,902
Amortization of deferred financing costs	10,039	11,575	2,111	2,041	3,006	2,881	3,647
Amortization of above/below market lease intangibles	4,391	4,391	1,098	1,097	1,098	1,098	1,098
Depreciation	844,758	839,290	205,976	212,422	214,882	211,478	200,508
Income and other tax expense (benefit)	(2,525)	(2,466)	187	53	(3,030)	265	246

EBITDA	2,393,678	2,466,640	562,738	633,874	617,562	579,504	635,700

Net (gain) loss on sales of real estate properties	(661,045)	(655,635)	(144,266)	(207,977)	(178,237)	(130,565)	(138,856)
Net (gain) loss on sales of unconsolidated entities - operating assets	—	(69,522)	—	—	—	—	(69,522)

EBITDAre	1,732,633	1,741,483	418,472	425,897	439,325	448,939	427,322

Write-off of pursuit costs (other expenses)	5,820	5,708	1,651	1,627	1,431	1,111	1,539
(Income) loss from investments in unconsolidated entities - operations	4,312	4,027	1,042	1,157	961	1,152	757
Net (gain) loss on sales of land parcels	(1,866)	(2,043)	—	—	33	(1,899)	(177)
Insurance/litigation settlement or reserve income (interest and other income)	(2,350)	(1,966)	(767)	(1,582)	(1)	—	(383)
Insurance/litigation/environmental settlement or reserve expense (other expenses)	3,454	7,111	(1,956)	163	5,229	18	1,701
Advocacy contributions (other expenses)	2,423	771	1,852	501	65	5	200
Data analytics project (other expenses)	1,416	2,824	—	—	—	1,416	1,408
Other	3	441	(521)	—	(158)	682	(83)

Normalized EBITDAre	$1,745,845	$1,758,356	$419,773	$427,763	$446,885	$451,424	$432,284

Balance Sheet Items:	June 30, 2020	March 31, 2020

Total debt	$8,421,859	$8,632,704
Cash and cash equivalents	(187,416)	(82,335)
Mortgage principal reserves/sinking funds	(11,895)	(10,755)
Net debt	$8,222,548	$8,539,614

Note:

EBITDA, EBITDAre and Normalized EBITDAre do not include any adjustments for the Company’s share of partially owned unconsolidated entities or the minority partner’s share of partially owned consolidated entities due to the immaterial size of the Company’s partially owned portfolio.

2nd Quarter 2020 Earnings Release	24

Equity Residential
Adjustments from FFO to Normalized FFO
(Amounts in thousands)

	Six Months Ended June 30,			Quarter Ended June 30,
	2020	2019	Variance	2020	2019	Variance

Impairment – non-operating assets	$—	$—	$—	$—	$—	$—

Write-off of pursuit costs (other expenses)	3,278	2,987	291	1,651	1,539	112

Write-off of unamortized deferred financing costs (interest expense)	32	1,506	(1,474)	32	1,506	(1,474)
Write-off of unamortized (premiums)/discounts/OCI (interest expense)	—	15,141	(15,141)	—	15,141	(15,141)
Debt extinguishment and preferred share redemption (gains) losses	32	16,647	(16,615)	32	16,647	(16,615)

Net (gain) loss on sales of land parcels	—	(178)	178	—	(177)	177
(Income) loss from investments in unconsolidated entities ─ non-operating assets	670	430	240	229	200	29
Non-operating asset (gains) losses	670	252	418	229	23	206

Insurance/litigation settlement or reserve income (interest and other income)	(2,349)	(383)	(1,966)	(767)	(383)	(384)
Insurance/litigation/environmental settlement or reserve expense (other expenses)	(1,793)	1,951	(3,744)	(1,956)	1,701	(3,657)
Advocacy contributions (other expenses)	2,353	200	2,153	1,852	200	1,652
Data analytics project (other expenses)	—	2,783	(2,783)	—	1,408	(1,408)
Other	(521)	(133)	(388)	(521)	(83)	(438)
Other miscellaneous items	(2,310)	4,418	(6,728)	(1,392)	2,843	(4,235)

Adjustments from FFO to Normalized FFO	$1,670	$24,304	$(22,634)	$520	$21,052	$(20,532)

Note: See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

2nd Quarter 2020 Earnings Release	25

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

This Earnings Release and Supplemental Financial Information includes certain non-GAAP financial measures and other terms that management believes are helpful in understanding our business.  The definitions and calculations of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other real estate investment trusts (“REIT”) and, accordingly, may not be comparable.  These non-GAAP financial measures should not be considered as an alternative to net earnings or any other measurement of performance computed in accordance with accounting principles generally accepted in the United States (“GAAP”) or as an alternative to cash flows from specific operating, investing or financing activities.  Furthermore, these non-GAAP financial measures are not intended to be a measure of cash flow or liquidity.

Acquisition Capitalization Rate or Cap Rate – NOI that the Company anticipates receiving in the next 12 months (or the year two or three stabilized NOI for properties that are in lease-up at acquisition) less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $100-$450 per apartment unit depending on the age and condition of the asset) divided by the gross purchase price of the asset.  The weighted average Acquisition Cap Rate for acquired properties is weighted based on the projected NOI streams and the relative purchase price for each respective property.

Average Rental Rate – Total Residential rental revenues reflected on a straight-line basis in accordance with GAAP divided by the weighted average occupied apartment units for the reporting period presented.

Blended Rate – The weighted average of New Lease Change and Renewal Rate Achieved.

Capital Expenditures to Real Estate:

Building Improvements – Includes roof replacement, paving, building mechanical equipment systems, exterior siding and painting, major landscaping, furniture, fixtures and equipment for amenities and common areas, vehicles and office and maintenance equipment.

Renovation Expenditures – Apartment unit renovation costs (primarily kitchens and baths) designed to reposition these units for higher rental levels in their respective markets.

Replacements – Includes appliances, mechanical equipment, fixtures and flooring (including hardwood and carpeting).

Debt Balances:

Commercial Paper Program – The Company may borrow up to a maximum of $1.0 billion under its commercial paper program subject to market conditions.  The notes bear interest at various floating rates.

Revolving Credit Facility – The Company’s $2.5 billion unsecured revolving credit facility matures November 1, 2024.  The interest rate on advances under the facility will generally be LIBOR plus a spread (currently 0.775%), or based on bids received from the lending group, and an annual facility fee (currently 0.125%).  Both the spread and the facility fee are dependent on the Company’s senior unsecured credit rating.  In addition, the Company limits its utilization of the facility in order to maintain liquidity to support its $1.0 billion commercial paper program along with certain other obligations.  The following table presents the availability on the Company’s unsecured revolving credit facility:

June 30, 2020
Unsecured revolving credit facility commitment	$2,500,000

Commercial paper balance outstanding	—

Unsecured revolving credit facility balance outstanding	—

Other restricted amounts	(100,949)

Unsecured revolving credit facility availability	$2,399,051

Debt Covenant Compliance – Our unsecured debt includes certain financial and operating covenants including, among other things, maintenance of certain financial ratios.  These provisions are contained in the indentures applicable to each notes payable or the credit agreement for our line of credit.  The Debt Covenant Compliance ratios that are provided show the Company's compliance with certain covenants governing our public unsecured debt.  These covenants generally reflect our most restrictive financial covenants.  The Company was in compliance with its unsecured debt covenants for all periods presented.

2nd Quarter 2020 Earnings Release	26

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

Development Yield – NOI that the Company anticipates receiving in the next 12 months following stabilization less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $50-$150 per apartment unit depending on the type of asset) divided by the Total Budgeted Capital Cost of the asset.  The weighted average Development Yield for development properties is weighted based on the projected NOI streams and the relative Total Budgeted Capital Cost for each respective property.

Disposition Yield – NOI that the Company anticipates giving up in the next 12 months less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $100-$450 per apartment unit depending on the age and condition of the asset) divided by the gross sales price of the asset.  The weighted average Disposition Yield for sold properties is weighted based on the projected NOI streams and the relative sales price for each respective property.

Earnings Per Share ("EPS") – Net income per share calculated in accordance with GAAP.  Expected EPS is calculated on a basis consistent with actual EPS.  Due to the uncertain timing and extent of property dispositions and the resulting gains/losses on sales, actual EPS could differ materially from expected EPS.

EBITDA for Real Estate and Normalized EBITDA for Real Estate:

Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“EBITDAre”) – The National Association of Real Estate Investment Trusts (“Nareit”) defines EBITDAre (September 2017 White Paper) as net income (computed in accordance with GAAP) before interest expense, income taxes, depreciation and amortization expense, and further adjusted for gains and losses from sales of depreciated operating properties, impairment write-downs of depreciated operating properties, impairment write-downs of investments in unconsolidated entities caused by a decrease in value of depreciated operating properties within the joint venture and adjustments to reflect the Company’s share of EBITDAre of investments in unconsolidated entities.

The Company believes that EBITDAre is useful to investors, creditors and rating agencies as a supplemental measure of the Company’s ability to incur and service debt because it is a recognized measure of performance by the real estate industry, and by excluding gains or losses related to sales or impairment of depreciated operating properties, EBITDAre can help compare the Company’s credit strength between periods or as compared to different companies.

Normalized Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“Normalized EBITDAre”) – Represents net income (computed in accordance with GAAP) before interest expense, income taxes, depreciation and amortization expense, and further adjusted for non-comparable items.  Normalized EBITDAre, total debt to Normalized EBITDAre and net debt to Normalized EBITDAre are important metrics in evaluating the credit strength of the Company and its ability to service its debt obligations.  The Company believes that Normalized EBITDAre, total debt to Normalized EBITDAre, and net debt to Normalized EBITDAre are useful to investors, creditors and rating agencies because they allow investors to compare the Company’s credit strength to prior reporting periods and to other companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company’s actual credit quality.

Economic Gain (Loss) – Economic Gain (Loss) is calculated as the net gain (loss) on sales of real estate properties in accordance with GAAP, excluding accumulated depreciation.  The Company generally considers Economic Gain (Loss) to be an appropriate supplemental measure to net gain (loss) on sales of real estate properties in accordance with GAAP because it is one indication of the gross value created by the Company's acquisition, development, renovation, management and ultimate sale of a property and because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold property.  The following table presents a reconciliation of net gain (loss) on sales of real estate properties in accordance with GAAP to Economic Gain (Loss):

	Six Months Ended June 30, 2020	Quarter Ended June 30, 2020

Net Gain (Loss) on Sales of Real Estate Properties	$352,243	$144,266
Accumulated Depreciation Gain	(157,471)	(88,555)

Economic Gain (Loss)	$194,772	$55,711

2nd Quarter 2020 Earnings Release	27

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

FFO and Normalized FFO:

Funds From Operations (“FFO”) – Nareit defines FFO (December 2018 White Paper) as net income (computed in accordance with GAAP), excluding gains or losses from sales and impairment write-downs of depreciable real estate and land when connected to the main business of a REIT, impairment write-downs of investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity and depreciation and amortization related to real estate. Adjustments for partially owned consolidated and unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. Expected FFO per share is calculated on a basis consistent with actual FFO per share and is considered an appropriate supplemental measure of expected operating performance when compared to expected EPS.

The Company believes that FFO and FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company, because they are recognized measures of performance by the real estate industry and by excluding gains or losses from sales and impairment write-downs of depreciable real estate and excluding depreciation related to real estate (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO and FFO available to Common Shares and Units can help compare the operating performance of a company’s real estate between periods or as compared to different companies.

Normalized Funds From Operations ("Normalized FFO") – Normalized FFO begins with FFO and excludes:

•	the impact of any expenses relating to non-operating asset impairment;
•	pursuit cost write-offs;
•	gains and losses from early debt extinguishment and preferred share redemptions;
•	gains and losses from non-operating assets; and
•	other miscellaneous items.

Expected Normalized FFO per share is calculated on a basis consistent with actual Normalized FFO per share and is considered an appropriate supplemental measure of expected operating performance when compared to expected EPS.

The Company believes that Normalized FFO and Normalized FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company because they allow investors to compare the Company's operating performance to its performance in prior reporting periods and to the operating performance of other real estate companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company's actual operating results.

FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units do not represent net income, net income available to Common Shares or net cash flows from operating activities in accordance with GAAP.  Therefore, FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units should not be exclusively considered as alternatives to net income, net income available to Common Shares or net cash flows from operating activities as determined by GAAP or as a measure of liquidity.  The Company's calculation of FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units may differ from other real estate companies due to, among other items, variations in cost capitalization policies for capital expenditures and, accordingly, may not be comparable to such other real estate companies.

FFO available to Common Shares and Units and Normalized FFO available to Common Shares and Units are calculated on a basis consistent with net income available to Common Shares and reflects adjustments to net income for preferred distributions and premiums on redemption of preferred shares in accordance with GAAP.  The equity positions of various individuals and entities that contributed their properties to the Operating Partnership in exchange for OP Units are collectively referred to as the "Noncontrolling Interests – Operating Partnership".  Subject to certain restrictions, the Noncontrolling Interests – Operating Partnership may exchange their OP Units for Common Shares on a one-for-one basis.

2nd Quarter 2020 Earnings Release	28

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

The following table presents reconciliations of EPS to FFO per share and Normalized FFO per share for Consolidated Statements of Funds From Operations and Normalized Funds From Operations.

	Actual June	Actual June	Actual	Actual
	YTD 2020	YTD 2019	Q2 2020	Q2 2019
	Per Share	Per Share	Per Share	Per Share
EPS – Diluted	$1.53	$1.11	$0.70	$0.83
Depreciation expense	1.07	1.04	0.53	0.51
Net (gain) loss on sales	(0.88)	(0.54)	(0.37)	(0.54)
Impairment – operating assets	—	—	—	—

FFO per share – Diluted	1.72	1.61	0.86	0.80

Impairment – non-operating assets	—	—	—	—
Write-off of pursuit costs	0.01	0.01	—	0.01
Debt extinguishment and preferred share redemption (gains) losses	—	0.04	—	0.04
Non-operating asset (gains) losses	—	—	—	—
Other miscellaneous items	(0.01)	0.01	—	0.01

Normalized FFO per share – Diluted	$1.72	$1.67	$0.86	$0.86

Lease-Up NOI – Represents NOI for development properties: (i) in various stages of lease-up; and (ii) where lease-up has been completed but the properties were not stabilized (defined as having achieved 90% occupancy for three consecutive months) for all of the current and comparable periods presented.

Net Operating Income (“NOI”) – NOI is the Company’s primary financial measure for evaluating each of its apartment properties.  NOI is defined as rental income less direct property operating expenses (including real estate taxes and insurance).  The Company believes that NOI is helpful to investors as a supplemental measure of its operating performance because it is a direct measure of the actual operating results of the Company's apartment properties.  NOI does not include an allocation of property management expenses either in the current or comparable periods.  Rental income for all leases and operating expense for ground leases (for both same store and non-same store properties) are reflected on a straight-line basis in accordance with GAAP for the current and comparable periods.

The following tables present reconciliations of operating income per the consolidated statements of operations to NOI, along with rental income, operating expenses and NOI per the consolidated statements of operations allocated between same store and non-same store/other results (see Same Store Results):

	Six Months Ended June 30,		Quarter Ended June 30,
	2020	2019	2020	2019
Operating income	$778,974	$578,894	$356,889	$369,117
Adjustments:
Property management	51,317	50,765	23,608	24,369
General and administrative	26,353	29,710	11,835	14,329
Depreciation	418,398	404,723	205,976	200,508
Net (gain) loss on sales of real estate properties	(352,243)	(138,835)	(144,266)	(138,856)
Total NOI	$922,799	$925,257	$454,042	$469,467
Rental income:
Same store	$1,260,825	$1,258,261	$623,275	$637,915
Non-same store/other	75,012	73,415	30,257	31,459
Total rental income	1,335,837	1,331,676	653,532	669,374
Operating expenses:
Same store	386,742	382,188	190,021	190,277
Non-same store/other	26,296	24,231	9,469	9,630
Total operating expenses	413,038	406,419	199,490	199,907
NOI:
Same store	874,083	876,073	433,254	447,638
Non-same store/other	48,716	49,184	20,788	21,829
Total NOI	$922,799	$925,257	$454,042	$469,467

2nd Quarter 2020 Earnings Release	29

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

New Lease Change – The change in rent for a lease with a new or transferring resident compared to the rent for the prior lease of the identical apartment unit, regardless of lease term and without concessions or discounts being applied.

Non-Residential – Consists of revenues and expenses from retail and public parking garage operations.

Non-Same Store Properties – For annual comparisons, primarily includes all properties acquired during 2019 and 2020, plus any properties in lease-up and not stabilized as of January 1, 2019.

Physical Occupancy – The weighted average occupied apartment units for the reporting period divided by the average of total apartment units available for rent for the reporting period.

Renewal Rate Achieved – The change in rent for a new lease on an apartment unit where the lease has been renewed as compared to the rent for the prior lease of the identical apartment unit, regardless of lease term and without concessions or discounts being applied.

Residential – Consists of multifamily apartment revenues and expenses.

Same Store Operating Expenses:

On-site Payroll – Includes payroll and related expenses for on-site personnel including property managers, leasing consultants, and maintenance staff.

Other On-site Operating Expenses – Includes ground lease costs and administrative costs such as office supplies, telephone and data charges and association and business licensing fees.

Repairs and Maintenance – Includes general maintenance costs, apartment unit turnover costs including interior painting, routine landscaping, security, exterminating, fire protection, snow removal, elevator, roof and parking lot repairs and other miscellaneous building repair and maintenance costs.

Utilities – Represents gross expenses prior to any recoveries under the Resident Utility Billing System (“RUBS”). Recoveries are reflected in rental income.

Same Store Properties – For annual comparisons, primarily includes all properties acquired or completed that are stabilized prior to January 1, 2019, less properties subsequently sold.  Properties are included in Same Store when they are stabilized for all of the current and comparable periods presented.

% of Stabilized Budgeted NOI – Represents original budgeted 2020 NOI for stabilized properties and projected annual NOI at stabilization (defined as having achieved 90% occupancy for three consecutive months) for properties that are in lease-up.

Total Budgeted Capital Cost – Estimated remaining cost for projects under development and/or developed plus all capitalized costs incurred to date, including land acquisition costs, construction costs, capitalized real estate taxes and insurance, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, plus any estimates of costs remaining to be funded for all projects, all in accordance with GAAP.

Total Market Capitalization – The aggregate of the market value of the Company’s outstanding common shares, including restricted shares, the market value of the Company’s operating partnership units outstanding, including restricted units (based on the market value of the Company’s common shares) and the outstanding principal balance of debt.  The Company believes this is a useful measure of a real estate operating company’s long-term liquidity and balance sheet strength, because it shows an approximate relationship between a company’s total debt and the current total market value of its assets based on the current price at which the Company’s common shares trade.  However, because this measure of leverage changes with fluctuations in the Company’s share price, which occur regularly, this measure may change even when the Company’s earnings, interest and debt levels remain stable.

Traffic – Consists of an expression of interest in an apartment by completing an in-person tour, self-guided tour or virtual tour that may result in an application to lease.

Transaction Accretion (Dilution) – Represents the spread between the Acquisition Cap Rate and the Disposition Yield.

Turnover – Total Residential move-outs (including inter-property and intra-property transfers) divided by total Residential apartment units.

2nd Quarter 2020 Earnings Release	30

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

Unencumbered NOI % – Represents NOI generated by consolidated real estate assets unencumbered by outstanding secured debt as a percentage of total NOI generated by all of the Company's consolidated real estate assets.

Unlevered Internal Rate of Return (“IRR”) – The Unlevered IRR on sold properties is the compound annual rate of return calculated by the Company based on the timing and amount of: (i) the gross purchase price of the property plus any direct acquisition costs incurred by the Company; (ii) total revenues earned during the Company’s ownership period; (iii) total direct property operating expenses (including real estate taxes and insurance) incurred during the Company’s ownership period; (iv) capital expenditures incurred during the Company’s ownership period; and (v) the gross sales price of the property net of selling costs.

The calculation of the Unlevered IRR does not include an adjustment for the Company’s property management expense, general and administrative expense or interest expense (including loan assumption costs and other loan-related costs).  Therefore, the Unlevered IRR is not a substitute for net income as a measure of our performance.  Management believes that the Unlevered IRR achieved during the period a property is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development, renovation, management and ultimate sale of a property, before the impact of Company overhead.  The Unlevered IRR achieved on the properties as cited in this release should not be viewed as an indication of the gross value created with respect to other properties owned by the Company, and the Company does not represent that it will achieve similar Unlevered IRRs upon the disposition of other properties.  The weighted average Unlevered IRR for sold properties is weighted based on all cash flows over the investment period for each respective property, including net sales proceeds.

Weighted Average Coupons – Contractual interest rate for each debt instrument weighted by principal balances as of June 30, 2020.  In case of debt for which fair value hedges are in place, the rate payable under the corresponding derivatives is used in lieu of the contractual interest rate.

Weighted Average Rates – Interest expense for each debt instrument for the six months ended June 30, 2020 weighted by its average principal balance for the same period.  Interest expense includes amortization of premiums, discounts and other comprehensive income on debt and related derivative instruments.  In case of debt for which derivatives are in place, the income or expense recognized under the corresponding derivatives is included in the total interest expense for the period.

2nd Quarter 2020 Earnings Release	31